Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Project Letter of Intent

HOUMA, La.--(BUSINESS WIRE)--March 4, 2013--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that, through its subsidiary Gulf Marine Fabricators, it has received a Letter of Intent in anticipation of a contract for the fabrication of a 1200’ jacket from Walter Oil & Gas Corporation for its Coelacanth Project located at Ewing Bank 834 in the Gulf of Mexico. Revenue backlog and man-hours associated with this project will be included in the Company’s consolidated backlog and will be reported when the Company announces its earnings results for the year ended December 31, 2012.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, offshore supply vessels, dry docks, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Chief Financial Officer